Exhibit 3.1(3)

                     AMENDMENT TO ARTICLES OF INCORPORATION

                                       OF

                               IKON VENTURES, INC.

         FIRST:  The name of this corporation is IKON VENTURES, INC.

         SECOND: The corporation wishes to amend Article IV of the corporation's articles of incorporation to implement a one for one hundred reverse stock split of the issued and oustanding shares of Common Stock. Accordingly, as amended, said Article shall read in its entirety as follows:

         "Article IV. The Corporation shall have authority to issue an aggregate of One Hundred Million (100,000,000) shares of common voting equity stock of par value one mil ($0.001) per share, and no other class or classes of stock, for a total capitalization of $100,000. The Corporation's capital stock may be sold from time to time for such consideration as may be fixed by the Board of Directors, provided that no consideration so fixed shall be less than par value. Each 100 shares of Common Stock outstanding at 9:00 a.m. on February 20, 2001 shall be deemed to be one share of Common Stock of the Corporation, par value one mil ($0.001) per share."

                  SECOND: That by a vote of the stockholders holding a majority of the outstanding shares of stock entitled to vote on the amendment approved said amendment in accordance with the provisions of Section 78.390 of the General Corporation Law of the State of Nevada at a Special Meeting of Shareholders held on February 16, 2001. The number of shares of the Corporation outstanding and entitled to vote on the amendment to the Articles of Incorporation was 31,089,000; and the foregoing changes and amendment have been consented to and approved by the affirmative vote of 16,000,500 shares, a majority vote of 51.48% of each class of stock outstanding and entitled to vote thereon, at a Meeting of Shareholders duly called upon notice.

                  IN WITNESS WHEREOF, the undersigned, being the Chairman of the Board, President and Chief Executive Officer of the corporation, for the purpose of amending the Articles of Incorporation pursuant to the General Corporation Law of Nevada, does hereby make and file these Articles of Amendment.

Dated : February 21, 2001

ATTEST:


  /s/ Louis A. Brilleman                   /s/ Ian Rice
------------------------                 ---------------------------------------
Louis A. Brilleman                       Ian Rice
Assistant Secretary                      Chairman, President and Chief Executive
                                           Officer

STATE OF NEW YORK )
                                    )ss:
NEW YORK COUNTY   )

         On the 21st day of February, 2001, before me, the undersigned, a Notary Public in and for the said State, appeared Ian Rice and Louis A. Brilleman, personally known to me or proved to me on the basis of satisfactory evidence to be the individuals whose names are subscribed to the within instrument, and acknowledged to me that they executed the same in their capacity, and that by their signatures on the instrument, the individuals, or the persons upon behalf of which the individuals acted, executed the instrument.


                                           /s/ Carla Meyer Lois
                                         ---------------------------------------
                                         Notary Public, State of New York
                                         No. 4694406
                                         Qualified in Rockland County
                                         Commission Expires July 31, 2001